Exhibit 99.1

                                          Contacts: David M. Holmes - Investors
                                                                            KCI
                                                                 (210) 255-6892

                                                          Elliot Sloane - Media
                                                               Sloane & Company
                                                                 (212) 446-1860


                   KCI ANNOUNCES JURY VERDICT IN PATENT CASE

SAN ANTONIO -- (BUSINESS WIRE) -- August 3, 2006 -- Kinetic Concepts, Inc. (NYSE:KCI) announced today that a U.S. District Court jury has found that the Wake Forest patents involved in the litigation against BlueSky Medical Group, Inc. and Medela AG are valid and enforceable. The jury also found that the patent claims involved in the case are not infringed by the Versatile 1 system marketed by BlueSky. The Wake Forest patents relate to KCI's V.A.C. technology used for the treatment of patients with serious, complex wounds.

KCI intends to challenge the finding of non-infringement before the trial court and on appeal, and there are likely to be significant post-verdict motions and hearings. The Court has not yet set a post-verdict schedule, and will issue its final judgment in future proceedings.

"The jury verdict confirms our belief that the fundamental intellectual property covering our revolutionary V.A.C. technology is valid and enforceable, although we plan to challenge the finding of non-infringement," said Dennert O. Ware, KCI's President and Chief Executive Officer.

KCI remains well-positioned to successfully compete in the underserved advanced wound care market. V.A.C. is the only negative pressure wound therapy system clinically proven to help promote healing of serious, complex wounds. Strengthening this foundation of clinically proven therapy are:

     o Extensive validation of V.A.C. therapy in more than 275 peer reviewed articles and 50 medical textbook citations;

     o Established reach across all care settings with a highly trained clinical sales force;

     o Strong relationships with medical societies and key opinion leaders, and more than 50,000 prescribing physicians and wound care nurses;

     o    Provider contracts with more than 250 managed care organizations;

     o Reach and relationships with more than 3,300 hospitals and institutions, 6,200 extended care facilities and 7,500 home health agencies serving wound care patients; and

     o A wholly-owned, nationwide service and distribution network to provide 24 hour clinical support and therapy delivery in all care settings.

Management believes that going forward, the clinically proven V.A.C. therapy system, combined with established relationships, market reach and service network, will enable KCI to compete effectively and serve the large number of patients needing treatment for serious, complex wounds. KCI's mission has always been, and will continue to be, improving patient outcomes at lower overall cost.

About KCI
---------

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.(R) technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements
--------------------------

This press release contains forward-looking statements including management's preliminary analysis of the jury verdict, management's intent to challenge and appeal the verdict, and KCI's ability to compete in the future. The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties, which could result in an unexpected outcome in the litigation. The verdict does not constitute a final judgment in the case, and the Court has discretion to uphold or reverse the verdict in part or in its entirety. The case will also be subject to appeals by the parties to the case. All information set forth in this release is as of August 3, 2006. We undertake no duty to update this information. More information about our litigation is described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which are on file with the SEC and available at the SEC's website at www.sec.gov.